                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:



[ ]  Preliminary Proxy Statement     [ ] Confidential, for Use of the Commission
[X]  Definitive Proxy Statement          Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                    FIRST HORIZON PHARMACEUTICAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)   Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------------

     (2)   Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------------

     (4)   Proposed maximum aggregate value of transaction:

           ---------------------------------------------------------------------

     (5)   Total fee paid:

           ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)   Amount Previously Paid:

           ---------------------------------------------------------------------

     (2)   Form, Schedule or Registration Statement No.:

           ---------------------------------------------------------------------

     (3)   Filing Party:

           ---------------------------------------------------------------------

     (4)   Date Filed:

           ---------------------------------------------------------------------

                    FIRST HORIZON PHARMACEUTICAL CORPORATION

              ----------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                               SEPTEMBER 8, 2000
              ----------------------------------------------------

TO OUR STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of First Horizon Pharmaceutical Corporation, a Delaware corporation ("First Horizon"), will be held at 660 Hembree Parkway, Suite 106, Roswell, Georgia 30076, on Friday, September 8, 2000, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

         1. To elect one Class A Director to First Horizon's Board of Directors; and

         2. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

         Only stockholders who held their shares at the close of business on August 10, 2000, the record date, are entitled to notice of, and to vote at the Annual Meeting or any adjournments thereof.

         In lieu of an annual report for 1999, we are enclosing a copy of First Horizon's Prospectus, dated May 31, 2000, relating to our initial public offering.

         YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT. WE INVITE ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

                                         By Order of the Board of Directors
                                         /s/ Mahendra G. Shah, Ph.D.
                                         ---------------------------------------
                                         Mahendra G. Shah, Ph.D.
                                         Chairman and Chief Executive Officer

Roswell, Georgia
August 14, 2000

                                PROXY STATEMENT

                    FIRST HORIZON PHARMACEUTICAL CORPORATION
                         660 HEMBREE PARKWAY, SUITE 106
                             ROSWELL, GEORGIA 30076

                 ------------------------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                               SEPTEMBER 8, 2000

                 ------------------------------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

         The enclosed proxy is solicited by and on behalf of the Board of Directors of First Horizon Pharmaceutical Corporation, a Delaware corporation (the "Company""), for use at First Horizon's 2000 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, September 8, 2000 at 10:00 a.m., Eastern Daylight Time, at the Company's Corporate Headquarters at 660 Hembree Parkway, Suite 660, Roswell, Georgia 30076, and an any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

         The Company is bearing all the expenses associated with this solicitation. In addition to solicitation by mail, officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by mail, fax or personal calls. The Company has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses.

         The Company's Board of Directors has designated the two persons named on the enclosed proxy card, Mahendra G. Shah, Ph.D. and R. Brent Dixon, to serve as proxies in connection with the annual meeting. These proxy materials and the accompanying Prospectus are being mailed on or about August 14, 2000 to our stockholders of record on August 10, 2000.

                                   IMPORTANT

         YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED TO FIRST HORIZON'S TRANSFER AGENT AT LASALLE BANK NATIONAL ASSOCIATION, ATTENTION: PROXY DEPARTMENT, 135 SOUTH LASALLE STREET, CHICAGO, ILLINOIS 60603, TO BE RECEIVED NO LATER THAN SEPTEMBER 7, 2000. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO FIRST HORIZON OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING IN YOUR PROXY PROMPTLY.

                               VOTING PROCEDURES

REVOCABILITY OF PROXIES

You may revoke any proxy you execute at any time prior to its use at the Annual Meeting by:

         - delivering written notice of revocation to our Secretary at the Company's Corporate Headquarters;
         - delivering an executed proxy bearing a later date to the Company's Secretary; or
         -        attending the Annual Meeting and voting in person.

RECORD DATE

         The Company's Board of Directors has fixed the close of business on August 10, 2000, as the record date for determining which stockholders are entitled to notice of and to vote at the annual meeting. At the close of business on the record date, 12,919,143 shares of the Company's Common Stock were outstanding.

VOTING; QUORUM

         Each share of Common Stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. Stockholders are not entitled to cumulate their votes. The presence, in person or by proxy, of the holders of a majority of the Company's outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

         If a quorum is present at the Annual Meeting, the nominee who receives the greatest number of votes cast for the election of the Class A Director by the shares present and voting in person or by proxy will be elected as a Class A Director.

EFFECT OF ABSTENTIONS

         If you abstain from voting, your shares will be deemed present at the Annual Meeting for purposes of determining whether a quorum is present. The Class A Director will be elected by a plurality of the votes cast and only votes cast in favor of a nominee will have an effect on the outcome. Therefore, abstention from voting will not affect the outcome of the election.

EFFECT OF BROKER NON-VOTES

         If a broker holds your shares in street name, you should instruct your broker how to vote. If you do not provide voting instructions, the broker will have discretionary voting authority. Broker non-votes are deemed present at the Annual Meeting for purposes of determining whether a quorum is present. However, broker non-votes are not counted as votes "for" or "against" the election of the Class A Director and are not counted in determining the number of votes cast on these proposals.

PROXY PROCEDURE

         When a proxy card is properly dated, executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with the instructions specified in the proxy. If no specific instructions are specified, the shares will be voted FOR the election of the Director nominee described below. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment with respect to such matters.

                  NOMINATION AND ELECTION OF CLASS A DIRECTOR


         The persons named in the enclosed proxy will vote to elect the nominee named below under "Nominee for Class A Director" unless instructed otherwise in the proxy. The person receiving the greatest number of votes shall be the person elected as the Class A Director. Shares represented by proxies which are marked "withhold authority" will have the same effect as a vote against the nominee. The Class A Director is to hold office until the 2003 Annual Meeting of Stockholders and until his respective successor is duly qualified and elected.

         The name and certain information concerning the person nominated to be elected as a Class A Director by the Board of Directors at the Annual Meeting is set forth below.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEE NAMED BELOW UNDER "NOMINEE FOR CLASS A DIRECTOR".

         Although the nominee has consented to serve as a Director if elected, and the Board of Directors has no reason to believe that the nominee will be unable to serve as a Director, if the nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding the Company's Directors and executive officers, including the nominee, is relevant to your consideration of the slate proposed by the Board of Directors:

DIRECTORS AND EXECUTIVE OFFICERS

         The current directors and executive officers of the Company are as follows:

NAME                                                  AGE                           POSITIONS
----                                                  ---                           ---------
Mahendra G. Shah, Ph.D.........................       55     Chairman of the Board and Chief Executive Officer
R. Brent Dixon.................................       55     President and Director
Gregory P. Hauck...............................       34     Secretary and Vice President, Developed Products
Balaji Venkataraman............................       34     Vice President of Corporate Development and Chief
                                                             Financial Officer
Robert D. Godfrey, Jr..........................       37     Vice President, Sales
William G. Campbell............................       44     Controller
John N. Kapoor, Ph.D.(1).......................       56     Director
Pierre Lapalme(1)(2)...........................       59     Director
Jon S. Saxe(1)(2)..............................       64     Director

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

         The Board of Directors is divided into three classes, with each class holding office for staggered three-year terms. The term of Class A Director John N. Kapoor, Ph.D. expires in 2000, the terms of Class B Directors Mahendra
G. Shah, Ph.D. and Jon S. Saxe expire in 2001 and the terms of Class C Directors R. Brent Dixon and Pierre Lapalme expire in 2002. All executive officers of the Company are chosen by the Board of Directors and serve at its discretion. There are no family relationships among the Company's officers and Directors.

NOMINEE FOR CLASS A DIRECTOR

         The following person's name will be placed in nomination for election to the Board of Directors. The shares represented by the proxy cards returned will be voted FOR the election of this nominee unless you specify otherwise or unless authority to vote for the nominee has been withheld in the proxy.

         John N. Kapoor, Ph.D. has been one of the Company's Directors since 1996. Dr. Kapoor has over 20 years of experience in the healthcare field through his ownership and management of healthcare-related businesses. In 1990, Dr. Kapoor founded EJ Financial Enterprises, Inc., of which he is the President and sole stockholder. EJ Financial Enterprises, Inc. is the managing general partner of Kapoor-Pharma Investments, L.P., the Company's largest stockholder. EJ Financial provides funds and strategic advice to healthcare businesses. Dr. Kapoor is the Chairman of OptionCare, Inc., Akorn, Inc. and NeoPharm, Inc. Dr. Kapoor is a director of Integrated Surgical Systems, Inc., as well as a Chairman of a private company and a director of several other private companies. Dr. Kapoor received a B.Sc. degree from Bombay University and a Ph.D. degree in medicinal chemistry from the State University of New York.

         Dr. Kapoor was previously the chairman and president of Lyphomed Inc. Fujisawa Pharmaceutical Co. Ltd. was a major stockholder of Lyphomed from the mid-1980s until 1990, at which time Fujisawa completed a tender offer for the remaining shares of Lyphomed, including the shares held by Dr. Kapoor. In 1992, Fujisawa filed suit in federal district court in Illinois against Dr. Kapoor alleging that between 1980 and 1986, Lyphomed filed a large number of allegedly fraudulent new drug applications with the FDA, and that Dr. Kapoor's failure to make certain disclosures to Fujisawa constituted a violation of federal securities laws and the Racketeer Influenced and Corrupt Organizations Act. Fujisawa also alleged state law claims. Dr. Kapoor countersued, and in 1999, the litigation was settled on terms mutually acceptable to the parties. The terms of the settlement are subject to a confidentiality agreement. Dr. Kapoor also controls Inpharmakon Corporation, a party to one of the Company's development agreements.

OTHER DIRECTORS AND EXECUTIVE OFFICERS

         Mahendra G. Shah, Ph.D. is the Chairman of the Board and Chief Executive Officer. Dr. Shah has been a Director since 1993, and his present term as Director will expire in 2001. Dr. Shah became Chief Executive Officer in October 1999. Dr. Shah maintains other employment and expects to dedicate a majority of his working time to the Company. From 1991 to the present, he has been a Vice President of EJ Financial Enterprises, Inc., a company that invests in healthcare companies. From 1996 to the present, he has been the President of Protomed Pharmaceuticals, Inc. which is a privately-held drug development company. From 1987 to 1991, he was the Senior Director of New Business Development with Fujisawa USA, Inc. Prior to that time, he worked in various scientific and management positions with Schering-Plough and Bristol Myers-Squibb Company. He serves on the board of Structural Bioinformatics Inc., Zarix, Introgen Therapeutics and Inpharmakon Corporation. He previously served on the board of Unimed Pharmaceuticals. Dr. Shah received a Ph.D. degree in Industrial Pharmacy from St. John's University. EJ Financial Enterprises, Inc. is the managing general partner of Kapoor-Pharma Investments, L.P., the Company's largest stockholder.

         R. Brent Dixon is the President and a Director of the Company. He has been a Director since 1993, and his present term as Director will expire in 2002. Mr. Dixon has been with the Company since its formation. He has been the Company's President since 1993 and served as a Vice President from 1992 to 1993. He has over 30 years of operational, sales, and strategic market development experience in the pharmaceutical industry. Prior to working at the Company, he was President of Dixon and Associates, a healthcare consulting company. Prior to that he served as National Sales Manager for Center Laboratories, a subsidiary of Merck AG. Mr. Dixon has also served as a Regional and District Manager for Roberts Pharmaceuticals and Adams Laboratories. Mr. Dixon attended St. Petersburg Junior College and the University of Mississippi.

         Gregory P. Hauck is the Secretary and Vice President of Developed Products. He has been with the Company since its formation and has been serving as Vice President since 1993. He is responsible for developing product promotional materials as well as product line marketing strategies. In his previous position as Vice President of Sales and Marketing for the Company from 1994 to 1997, he was responsible for implementing its sales strategies. Mr. Hauck began working with the Company in 1992 as the National Sales Manager where he was primarily responsible for the hiring and training of all new sales representatives. He entered the pharmaceutical industry in 1989 as a sales representative with Hauck Pharmaceuticals and Roberts Pharmaceuticals. Mr. Hauck received a B.S. degree in Education from the University of Georgia and, afterwards, spent a brief period of time as an educator.

         Balaji Venkataraman has been the Vice President of Corporate Development and Chief Financial Officer since October 1999. Between August 1998 and September 1999, he was Vice President of Corporate Development and Strategic Planning at the Company. He also served as a consultant to the Company during his employment as the Director of Strategic Planning at EJ Financial Enterprises, Inc. from September 1997 to August 1998. From 1995 to 1997, he was an Associate, Licensing and New Business Start-Up, at the University of Pennsylvania Center for Technology Transfer. From 1994 to 1995, he was the Marketing Manager at Curative Technologies Inc., a wound care services company. From 1993 to 1994, he was a Technical Sales Representative for Millipore Corporation. From 1991 to 1993 he was the Senior Research Chemist at Scios Inc. He has also held product management and finance positions at Schering Plough and Pfizer. Mr. Venkataraman received an M.S. degree in Organic Chemistry from Case Western Reserve University and an M.B.A. degree from the Wharton School at the University of Pennsylvania.

         Robert D. Godfrey, Jr. has been Vice President of Sales since 1998. He served as the National Sales Manager between 1996 and 1998. He began his career with the Company in 1992 as a Sales Representative for the Jacksonville, Florida, territory and was promoted in 1994 to District Manager of the entire Florida sales territory. At that time, in addition to his managerial responsibilities, he continued to promote the Company products to physicians and pharmacies until 1995. Prior to his career with the Company, Mr. Godfrey held the position of Marketing Research Consultant with MGT Information Systems and also worked independently as a Research Consultant in the southeastern United States. Mr. Godfrey received an M.B.A. degree and a B.S. degree in Marketing from Jacksonville University.

         William G. Campbell has been the Company's Controller and Treasurer since 1998. Prior to joining the Company, from 1995 to 1998, Mr. Campbell was the Controller/CFO of DialysisAmerica, Inc. He was the Associate Administrator/CFO of Stringfellow Memorial Hospital from 1993 to 1995; and from 1989 to 1993, he was the Director of Budgets, Costs and Reimbursement at Grady Memorial Hospital, a large public teaching hospital. His prior professional experience also includes a number of profit and not-for-profit consulting, big five public accounting, governmental auditing and internal audit positions. Mr. Campbell is a Certified Public Accountant and received a B.A. degree in Accounting from Walsh College of Accountancy and Business Administration and an M.B.A. degree in Accounting from Kennesaw State College.

         Pierre Lapalme was elected a Director in April 2000. His term as Director will expire in 2002. Mr. Lapalme has served as President and Chief Executive Officer of the North American division of Ethypharm, Inc. since 1997. Mr. Lapalme is the non-executive Chairman of the Board of DiagnoCure Inc. From 1994 to 1997, he served as President and General Manager of Lavipharm Inc. Mr. Lapalme served as Senior Vice President and General Manager for the North American division of Rhone-Poulenc Rorer Inc. U.S.A. from 1990 to 1993 and as President and Chief Executive Officer of the North American division of Rhone-Poulenc Pharmaceuticals from 1979 to 1990. From 1964 to 1979, Mr. Lapalme held various executive positions at Ciba-Geigy Pharmaceuticals in Canada. Mr. Lapalme studied Marketing and Management at the University of Western Ontario and Insead in France.

         Jon S. Saxe was elected a Director in January 2000. His term as Director will expire in December, 2001. He also serves as a Director of Protein Design Labs, Inc. Mr. Saxe served as President of Protein Design Labs, Inc. from January 1995 to May 1999. In addition, he is a Director of Questcor Pharmaceuticals Inc., Incyte Pharmaceuticals Inc., ID Biomedical Corporation, InSite Vision, and is Chairman of Point Biomedical Corporation, Iconix Pharmaceuticals and VistaGen, Inc. Mr. Saxe served as President of Saxe Associates, a biotechnology consulting firm, from May 1993 to December, 1994. He served as the President, Chief Executive Officer and a Director of Synergen, Inc., a biopharmaceutical company, from October 1989 to April 1993. Mr. Saxe served in various positions including Vice President of Licensing and Corporate Development and Head of the Patent Law Department for Hoffmann-LaRoche, Inc. from 1960 through 1989. Mr. Saxe received a B.S. Ch.E. degree from Carnegie-Mellon University, a J.D. degree from George Washington University School of Law, and an L.L.M. degree from New York University School of Law.

ATTENDANCE AT MEETINGS AND BOARD COMMITTEES

         During the fiscal year ended December 31, 1999, the Board of Directors held a total of 2 meetings and also took action by unanimous consent. Each member of the Board of Directors who served on the Board during 1999 attended more than 75% of its meetings.

         The Board of Directors formed an Audit Committee in January 2000. The Audit Committee is responsible for (i) reviewing the Company's financial results and the scope and results of audits; (ii) evaluating the Company's system of internal controls and meeting with independent public accountants and appropriate Company financial personnel concerning the Company's system of internal controls; (iii) recommending to the Board of Directors the appointment of the independent public accountants; and (iv) evaluating the Company's financial reporting activities and the accounting standards and principles followed. The current members of the Audit Committee are John Kapoor, Ph.D., Pierre Lapalme and Jon Saxe. Although Dr. Kapoor may not be considered an independent director based on his beneficial ownership of 50.3% of the Company's Common Stock and his relationship with EJ Financial Enterprises Inc., the Board of Directors has determined that it is in the best interest of the Company and its stockholders for Dr. Kapoor to be a member of the Audit Committee. The Board of Directors believes that Dr. Kapoor's 's extensive business experience, including his service on the board of directors of several public companies and his previous service on the Company's Board of Directors, which makes him familiar with the Company's financial statements, will enable the Audit Committee to provide more detailed and in-depth reviews.

         The Board of Directors formed a Compensation Committee in January 2000. The Compensation Committee is responsible for recommending salaries and incentive compensation for executive officers and administering the Company's 2000 Stock Option Plan and Employee Stock Purchase Plan. The members of the Compensation Committee are Pierre Lapalme and Jon Saxe.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of August 10, 2000 by all persons known by the Company to own beneficially more than five percent (5%) of the Common Stock of the Company, each Director, each of the persons named in the Summary Compensation Table in this Proxy Statement, and all Directors and executive officers as a group.

         Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and/or investment power with his or her spouse, with respect to all shares of Common Stock listed as owned by that person or entity. Except as otherwise noted below, the address of each person listed below is the Company's address.

         The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days of August 10, 2000 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

                                                            Number of Shares
Name and Address of Beneficial Owner                       Beneficially Owned          Percent
------------------------------------                     ---------------------  --------------------
5% Stockholder

Kapoor-Pharma Investments, L.P. (1) ...................         6,487,583               50.3%
   225 East Deerpath, Suite 250
   Lake Forest, IL 60045
Safeco Asset Management Company .......................         1,050,000               8.13%
10785 Willow Road, N.E.
Redmond, WA 98052

Directors and Named Executive Officers

John N. Kapoor, Ph.D.(1) ..............................         6,487,583               50.3
R. Brent Dixon(2) .....................................           785,000                5.9
Gregory P. Hauck(3) ...................................           782,500                5.9
Mahendra G. Shah, Ph.D.(4) ............................           424,560                3.3
Robert D. Godfrey, Jr.(5) .............................            55,000                  *
Balaji Venkataraman(6) ................................            20,000                  *
Pierre Lapalme ........................................                --                 --
Jon S. Saxe ...........................................                --                 --
All directors and executive officers as a group (9
persons) (7) ..........................................         8,564,643               62.5

---------------
*        Represents less than 1%.

(1) John N. Kapoor, Ph.D., one of our directors, is the president and sole stockholder of the managing general partner of Kapoor-Pharma Investments, L.P. and is therefore deemed the beneficial owner of those shares.

(2) Includes 305,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(3) Includes 302,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(4) Includes 112,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days. Also includes 10,000 shares that Dr. Shah owns as custodian for his daughter that he may be deemed to beneficially own.

(5) Includes 55,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(6) Includes 20,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(7) Includes 795,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

EXECUTIVE COMPENSATION

         The following table provides certain summary information concerning compensation paid by the Company to its Chief Executive Officer and the four most highly compensated executive officers (the "Named Executive Officers") of the Company who received an annual salary and bonus in excess of $100,000 for the year ended December 31, 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                          ANNUAL COMPENSATION             AWARDS
                                                        -----------------------      -----------------         ALL OTHER
                                                                                     SHARES UNDERLYING        COMPENSATION
NAME AND PRINCIPAL POSITION                               SALARY        BONUS             OPTIONS                 (1)
---------------------------                             ----------    ---------      -----------------      ----------------
Mahendra G. Shah, Ph.D.(1)
  Chairman and Chief Executive Officer ..........        $     --      $55,200            300,000               $   --
R. Brent Dixon
  President and Director ........................         100,000       27,600             60,000                1,567
Balaji Venkataraman
  Vice President of Corporate Development
  and Chief Financial
  Officer .......................................          93,400       21,250            200,000                   24(3)
Gregory P. Hauck
  Vice President, Developed Products ............          89,000       20,000             50,000                  624(4)
Robert D. Godfrey, Jr
  Vice President, Sales .........................          85,950       20,000             70,000                2,024(5)

---------------

(1)      Dr. Shah did not receive a salary in 1999.

(2) Represents $1,543 contributed under the 401(k) plan and $24 for term life insurance premiums.

(3)      Represents $24 for term life insurance premiums.

(4) Represents $600 contributed under the 401(k) plan and $24 for term life insurance premiums.

(5) Represents $2,000 contributed under the 401(k) plan and $24 for term life insurance premiums.

STOCK OPTION GRANTS

         The following tables show for the year ended December 31, 1999, information regarding options granted to, and held at year end by, the Named Executive Officers. Amounts reported in the potential realizable value column below are hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, calculated by assuming that the stock price on the date of grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option (10 years). The 0% annual rate of appreciation shows the value at the grant date based upon the stated market price of the stock on the date of grant. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent management's estimate or projection of the future Common Stock price.

                       OPTION GRANTS IN FISCAL YEAR 1999

                                                     Individual Grants
                              ----------------------------------------------------------
                                            Percentage                                        Potential Realizable Value of
                                             of Total                                      Assumed Annual Rates of Stock Price
                               Number of     Options                                          Appreciation for Option Term
                               Securities   Granted to               Market                -----------------------------------
                               Underlying   Employees    Exercise   Price on
                                Options     In Fiscal   Price Per   Date of   Expiration
                                Granted      Year (1)     Share      Grant       Date         0%          5%           10%
                              -----------  -----------  ---------  ---------  ----------   ---------  ----------   -----------
Mahendra G. Shah, Ph.D......   25,000(2)       3.2%       $2.50      $3.08      3/17/09    $ 14,500   $   62,925   $  137,218
                              275,000(3)      35.0         2.65       4.48     10/22/09     503,250    1,278,048    2,466,741
                               60,000(4)       7.6         2.50       3.08      3/17/09      34,800      151,020      329,324
R. Brent Dixon..............   40,000(5)       5.1         1.88       4.48       9/1/09     104,000      216,698      389,599
Balaji Venkataraman.........   60,000(3)       7.6         1.88       4.48     10/22/09     156,000      325,047      584,398
                              100,000(3)      12.7         2.65       4.48     10/22/09     183,000      464,745      896,997
Robert D. Godfrey, Jr.......   20,000(4)       2.5         2.50       3.08      3/17/09      11,600       50,340      109,775
                               50,000(3)       6.4         2.65       4.48     10/22/09      91,500      232,372      448,498
                               50,000(4)       6.4         2.50       3.08      3/17/09      29,000      125,850      274,436
Gregory P. Hauck............

---------------

(1) In 1999, options to purchase a total of 785,500 shares of Common Stock were granted.

(2) The option holder may exercise the option to purchase 25% of these shares of Common Stock on March 17, 1999 and an additional 25% per year on the next three anniversaries thereof.

(3) The option holder may exercise the option to purchase 25% of these shares of Common Stock on October 22, 2000 and an additional 25% per year on the next three anniversaries thereof.

(4) The option holder may exercise the option to purchase 25% of these shares of Common Stock on March 17, 2000 and an additional 25% per year on the next three anniversaries thereof.

(5) The option holder may exercise the option to purchase 25% of these shares of Common Stock on September 1, 1999 and an additional 25% per year on the next three anniversaries thereof.

         None of the Company's Named Executive Officers exercised stock options in the fiscal year ended December 31, 1999. The following table sets forth information concerning the number and value of unexercised options held by each of the Company's Named Executive Officers on December 31, 1999. There was no public market for the Company's Common Stock as of December 31, 1999. Accordingly, the fair market value on December 31, 1999 is based on the initial public offering price of $8.00 per share. This valuation at December 31, 1999 does not represent the actual value of the Company's Common Stock at December 31, 1999.

     AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND YEAR-END OPTION VALUES

                                                Number of Shares Underlying         Value of Unexercised In-The-Money
                                                Unexercised Options at Year        Options at Year Ended December  31,
                                                  Ended December 31, 1999                         1999
                                               -------------------------------     -----------------------------------
                                                Exercisable      Unexercisable       Exercisable        Unexercisable
                                               -------------    --------------     --------------      ---------------
Mahendra G. Shah, Ph.D.(1) .....                  106,250           293,750          $  771,875          $1,574,375
R. Brent Dixon .................                  265,000           135,000           1,984,375             883,125
Balaji Venkataraman ............                   10,000           190,000              61,200           1,085,800
Robert D. Godfrey, Jr ..........                   35,000           115,000             239,375             653,125
Gregory P. Hauck ...............                  265,000           125,000           1,984,375             828,125

EXECUTIVE OFFICERS EMPLOYMENT AGREEMENTS

         On January 1, 2000, the Company entered into employment agreements with Mahendra G. Shah, Ph.D., R. Brent Dixon, Balaji Venkataraman, Robert D. Godfrey, Jr., Gregory P. Hauck and William G. Campbell. These employment agreements may be terminated by the Company with or without cause. The officers may terminate employment upon sixty days written notice to the Company. Upon termination of Messrs. Shah, Dixon and Venkataraman's employment without cause, as defined in the agreement, each will be entitled to receive his salary for twelve months following termination, a lump sum equal to 100% of the bonus he received the preceding calendar year, if any, continued health insurance coverage substantially equivalent to that provided to the officer prior to termination for twelve months following termination, a car allowance for twelve months following termination, and all of the officer's unvested options will immediately vest and become exercisable.

         Upon termination of Messrs. Godfrey, Hauck and Campbell's employment without cause, each will be entitled to receive his salary for six months following termination, a lump sum equal to 50% of the bonus he received the preceding calendar year, if any, continued health insurance coverage substantially equivalent to that provided to the officer prior to termination for six months following termination, a car allowance for six months following termination and all of the officer's unvested options will immediately vest and become exercisable.

         Upon termination by the Company for cause, termination in the event of death or termination by the officer, each officer or his estate is entitled to receive all accrued but unpaid salary as of the date of termination. Upon any termination of these agreements, each officer or his estate will have 120 days from the date of termination to exercise any vested options. These employment agreements provide for a base salary in 2000 of $110,000 for Dr. Shah, $102,000 for Mr. Dixon, $95,000 for Mr. Venkataraman, $90,000 for Mr. Godfrey, $85,000 for Mr. Hauck and $80,000 for Mr. Campbell. In addition, these employment agreements entitle each executive officer to receive a bonus based on the percentage of his salary, if the Company and/or the officer meets certain performance goals to be established by the Board of Directors each year. The Compensation Committee will review the performance goals and determine whether or not the Company and/or the executive have achieved the performance goals based on the Company's financial statements. The Board of Directors retains the right to award additional compensation to each officer based on the officer's contributions to the Company.

         The employment agreements provide that in the event of a change of control, as defined in the employment agreements, all options become fully vested and immediately exercisable.

         The employment agreements restrict each officer from engaging in or having any financial interest in a business that is in competition with the Company's business during that officer's employment with the Company and for thirty-six months following termination of employment. A business is in competition with the Company if it involves research and development work involving products that the Company markets at the time of termination or that were under study by the Company at that time and were expected to be marketed within six months. This provision does not prevent the officers from investing in a publicly held company, provided that the officer's beneficial ownership of securities does not exceed 5% of the outstanding class of the publicly held company's securities. The employment agreements also restrict each officer from soliciting the Company's suppliers, customers or clients for thirty-six months after employment. This provision does not prohibit an officer from soliciting wholesale customers, managed care agencies, scientific or computer consultants, lawyers or manufacturers as long as manufacturers have excess capacity. The employment agreements also prohibit each officer from soliciting, employing or engaging any of the Company's employees or affiliates for thirty-six months following employment. The employment agreements prohibit each officer from disclosing any of the Company's trade secrets, confidential information or ideas that the officer may have acquired or developed relating to the Company's business for twelve months following employment.

DIRECTOR COMPENSATION

         The Company reimburses each member of its Board of Directors for out-of-pocket expenses incurred in connection with attending Board meetings. Each Director who is not an employee also receives a fee of $12,000 per year and $1,000 for each Board meeting attended. Each Director who is not an employee and not affiliated with a greater than 10% stockholder receives options to purchase shares of the Company's Common Stock upon election to the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         In January 2000, the Company's Board of Directors established the Compensation Committee. Pierre Lapalme and Jon Saxe currently serve as members of the Compensation Committee. For the year ended December 31, 1999, the entire Board of Directors, which was comprised of Brent Dixon, Mahendra Shah, Ph.D. and John Kapoor, Ph.D., determined executive compensation. Two members of the Board of Directors, Dr. Shah and Mr. Dixon, are also employees. Dr. Shah has participated in certain transactions with the Company in the past. In addition, Dr. Kapoor beneficially owns 50.3% of the Company's outstanding Common Stock and certain entities affiliated with Dr. Kapoor have participated in certain transactions with the Company in the past. See "Certain Relationships and Related Transactions."

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors currently administers the Company's executive compensation program. The current members of the Compensation Committee are Pierre Lapalme and Jon Saxe. For fiscal 1999, executive compensation was determined by and the role of the Compensation Committee was fulfilled by the Board of Directors which in 1999 was comprised of Brent Dixon, Mahendra Shah, Ph.D. and John Kapoor, Ph.D.

General Compensation Philosophy

         The role of the Compensation Committee is to set the salaries and other compensation of the executive officers of the Company, and to make grants under, and to administer, the Company's stock option and employee stock purchase plans. The Company's compensation philosophy for executive officers is to relate compensation to corporate performance and increases in stockholder value, while providing a total compensation package that is competitive and enables the Company to attract, motivate, reward and retain key executives and employees. Accordingly, each executive officer's compensation package may, in one or more years, be comprised of the following three elements:

         - base salary that is designed primarily to be competitive with base salary levels in effect at similar companies and companies with which the Company competes for executive personnel;

         - annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise; and

         - long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

Executive Compensation

         Base Salary. Salaries for executive officers for 1999 were generally determined by the Board of Directors on an individual basis by evaluating the Company's performance and each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

         Annual Incentive Awards. The Company had no formal management incentive plan in 1999. The Board of Directors considered several factors in determining bonuses in 1999 including:

         - the position held by the executive to whom the bonus was paid;

         - total compensation paid by comparable companies to similarly situated executives;

         -        the performance of the executive;

         - the development of the Company as measured by the Company's growth in revenues, increases in doctors prescribing the Company's products and increases in the number of sales representatives; and

         - the perceived increase in the value of the Company's business.

         Long-Term Incentive Awards. The Board of Directors believes that equity-based compensation in the form of stock options links the interests of executive officers with the long-term interests of the Company's stockholders and encourages executive officers to remain in the Company's employ.

         In 1999, the Board of Directors granted stock options in accordance with the 1997 Non-Qualified Stock Option Plan. During 1999, stock options were granted to 6 executive officers as incentives for them to become employees or to aid in the retention of executive officers and to align their interests with those of the stockholders. The number of shares subject to each stock option granted is within the discretion of the Board of Directors and is based on anticipated future contribution and ability to impact the Company's results, past performance and evaluation of other compensation. In 1999, the Board of Directors considered these factors. The stock options granted in 1999 generally become exercisable over a four-year period and were granted at an exercise price that was less than the fair market value of the Company's Common Stock on the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

         During 1999, Brent Dixon served as Chief Executive Officer of the Company from January to October and Mahendra G. Shah, Ph.D. served as Chief Executive Officer from October to December.

         Mr. Dixon received a base salary of $100,000 in 1999 for his services as Chief Executive Officer through October and as President for the entire year. His salary was based upon his service to the Company since its inception, on his performance during 1998 and was also based on salaries paid to chief executive officers of comparable pharmaceutical companies. Mr. Dixon received a bonus of $27,600 which was based on the improved financial performance of the Company in 1999 including a 101% increase in revenues and the completion of the Company's licensing of the Nitrolingual product. Mr. Dixon also received options to purchase 60,000 shares of the Company's Common Stock in order to further align his interests with those of the Company and to provide incentives to strengthen the Company's performance and to retain Mr. Dixon's services. These options were granted at an exercise price that was less than fair market value on the date that it was granted. The exercise price was determined based on the Company's internal valuation estimates. Mr. Dixon's compensation was determined by Dr. Shah and Dr. Kapoor.

         Dr. Shah did not receive a base salary in 1999 due to the fact that he was elected as Chief Executive Officer in the fourth quarter and because he did not provide full time services to the Company during 1999. Dr. Shah's bonus of $55,200 was based on his previous service on the Company's Board of Directors, the improved financial performance of the Company during 1999 including a 101% increase in revenues and the completion of the Company's licensing of the Nitrolingual product. Dr. Shah received options to purchase 25,000 shares of the Company's Common Stock prior to his election as Chief Executive Officer and he received options to purchase 275,000 shares of the Company's Common Stock upon his election as Chief Executive Officer. The Company granted Dr. Shah these options in order to further align his interests with those of the Company and to provide incentives to strengthen the Company's performance and to retain Dr. Shah's services. These options were granted at an exercise price that was less than fair market value on the dates that they were granted. The exercise prices were determined based on the Company's internal valuation estimates. Dr. Shah's compensation was determined by Mr. Dixon and Dr. Kapoor.

                    Mahendra G. Shah, Ph.D
                    R. Brent Dixon
                    John N. Kapoor, Ph.D

STOCK PRICE PERFORMANCE GRAPH

         The Company has not included a stock price performance graph in this document since there was no public market for the Company's Common Stock during 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mahendra G. Shah, Ph.D., the Company's Chairman and Chief Executive Officer, is the Vice President of EJ Financial Enterprises, Inc. John N. Kapoor, Ph.D., a member of the Board of Directors, is President and sole stockholder of EJ Financial. EJ Financial is the Managing General Partner of Kapoor-Pharma Investments, L.P. which beneficially owns 50.3% of the Company's Common Stock.

         On April 14, 2000, the Company entered into a Reimbursement Agreement with the Kapoor Children's 1992 Trust (the "1992 Trust"). Under this agreement, the 1992 Trust agreed to pledge to LaSalle Bank as collateral for a bridge loan to the Company, securities and investments in the amount of $10 million. The bridge loan was terminated on June 5, 2000 and the Reimbursement Agreement and the pledge were terminated on June 15, 2000. John Kapoor is the husband of Editha Kapoor, the Trustee of the 1992 Trust, and their children are the beneficiaries. As consideration for this pledge, the Company paid the 1992 Trust a fee of $16,848 plus all of the 1992 Trusts' expenses incurred in connection with the Reimbursement Agreement, which totaled $4,142.

         In 1998, the Company entered into a collaboration agreement with Inpharmakon Corporation under which the Company acquired rights to the proprietary information for its migraine product FHPC 01 currently under development. Under the agreement, the Company must develop a workable once-a-day formulation for the drug, conduct clinical trials, file for and obtain regulatory approval, and begin commercial sales of the product within prescribed times. If the Company does not reach specified milestones on a timely basis, Inpharmakon may terminate the agreement. In the event that Inpharmakon terminates the agreement, the rights to develop FHPC 01 will revert back to Inpharmakon who will, under certain circumstances, be free to develop and market the product using the once a day formulation and the data from clinical trials and all other information acquired or developed by the Company in connection with its development efforts.

         The Company must also pay up to an aggregate of $950,000 in non-refundable fees at various developmental milestones through and including regulatory approval of the product, and, in the event of commercial sales of the product, the Company must pay royalties at rates which management believes are within industry customary ranges. If the Company elects to sell the business opportunity to a third party, the Company must share the proceeds of the sale with Inpharmakon. The Company paid $200,000 and $1,352 to Inpharmakon in 1998 and 1999, respectively, under this agreement. The agreement expires on October 31, 2008 with automatic five-year renewals thereafter. The terms of this agreement were negotiated at arms' length by management, and the Company believes that the terms were fair to it. The John N. Kapoor Trust, dated September 30, 1989 (the "Trust"), owns 50% of the shares of Inpharmakon Corporation. John N. Kapoor is Trustee of the Trust, and the Trust is a partner of Kapoor-Pharma Investments, L.P. In addition, Dr. Shah is a director of Inpharmakon Corporation and owns options to purchase 25,000 shares of Inpharmakon.

         The other owner of Inpharmakon has previously sought to renegotiate some of the terms of this agreement based on disputes concerning the Company's achievement of milestones. On May 3, 2000, the Company entered into an amendment of this development agreement in which both parties released each other from any previous claims or disputes under the agreement. This amendment deletes provisions permitting Inpharmakon to terminate the agreement if the Company does not initiate clinical trials within a specified time period after completing a clinical biostudy on the Company's migraine product under development or if the Company does not file an NDA within a specified time period after completing clinical trials. In addition, the amendment provided for and the Company has paid a fee of $200,000 from the proceeds of the Company's initial public offering and an increase in the total aggregate amount of milestone payments that the Company must pay for development of the migraine product from $700,000 to $950,000.

         In 1997, the Company entered into a packaging agreement with Diversified Healthcare Services, Inc., under which the Company agreed to exclusively use Diversified Healthcare to package samples of its Defen-LA, Mescolor, Protuss-DM and Zebutal products. Under this agreement, Diversified Healthcare has the right to provide exclusive packaging services for these products. The Company paid $282,493 to Diversified Healthcare in 1999 under this agreement. The term of this agreement is three years, with automatic yearly renewals unless terminated by either party. The terms of this agreement were negotiated at arm's length by management, and the Company believes that the terms are fair to it. Warren Hauck, Chief Executive Officer of Diversified Healthcare, is the father of Gregory P. Hauck, the Company's Vice President of Developed Products. Steven Hauck, the President of Diversified Healthcare, is the brother of Gregory Hauck.

         In 1996, the Company entered into two agreements with Crabapple Enterprises, Inc., a prior and potential competitor, under which Crabapple agreed not to market products that compete with the Company's Protuss, Protuss-D and Zoto-HC products. The Company paid $162,768 to Crabapple in 1999 under these agreements. These agreements require the Company to pay royalties on sales of these products at rates which management believes are within industry customary standards. The term of the agreement for Protuss and Protuss-D is seven years with an option to renew for an additional five years. The term of the agreement for Zoto-HC is ten years with an option to renew for an additional five years. Crabapple may cancel these agreements if minimum royalty amounts are not paid. The terms of these agreements were negotiated at arm's length by management, and the Company believes that the terms are fair to it. Warren Hauck, Chief Executive Officer of Crabapple, and Mary Hauck, Secretary of Crabapple, are the parents of Gregory Hauck.

         On January 11, 1999, Kapoor-Pharma Investments L.P. loaned the Company $1,600,000 at an interest rate of 2% over the prime rate. In December, 1999, the Company converted principal and $144,984 of accrued interest into 558,395 shares its Common Stock pursuant to the terms of the loan agreement. The Company used this loan to acquire its Robinul product line.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, Directors and 10% stockholders to file reports regarding initial ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. Executive officers, Directors and 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Since the Company was not a reporting company under the Exchange Act in 1999, no forms were required to be filed pursuant to Section 16 or the rules promulgated thereunder by any of the foregoing persons.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors selected Arthur Andersen LLP to audit the financial statements of the Company for the fiscal year ended December 31, 1999. It is expected that a representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to any questions and to make a statement on behalf of his or her firm, if such representative so desires.


                         TRANSACTION OF OTHER BUSINESS

         As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

                          FUTURE STOCKHOLDER PROPOSALS

         Proposals by stockholders intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Company at its Corporate Headquarters no later than April 16, 2001, in order to be included in the Company's 2001 Proxy Statement. However, in the event that the date of the Company's 2001 Annual Meeting is changed by more than 30 days from this year's Annual Meeting, then proposals must be received within a reasonable time before the Company begins to print and mail its proxy materials.

         The Company's Amended and Restated Bylaws require that in order for stockholders to nominate Directors or bring matters before an Annual Meeting, stockholders must provide notice to the Company's Corporate Headquarters no later than 90 calendar days and no earlier than 130 calendar days prior to the anniversary date of this year's Annual Meeting. In the event that the date of the Company's 2001 Annual Meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after the anniversary date of this year's Annual Meeting, stockholders must provide such notice no later than 90 days prior to the 2001 Annual Meeting or the tenth day following the day on which the notice of the date of the 2001 Annual Meeting was mailed or disclosed by the Company. The Company's Amended and Restated Bylaws specify the procedures and notice requirements for submitting proposals or nominating Directors.

                ------------------------------------------------

         Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

         IF REQUESTED, WE WILL FURNISH YOU THE EXHIBIT INDEX TO OUR REGISTRATION STATEMENT ON FORM S-1 RELATING TO OUR INITIAL PUBLIC OFFERING, AND WILL FURNISH ANY EXHIBIT UPON PAYMENT OF A REASONABLE COPY FEE.

                                     By Order of the Board of Directors

                                     /s/ Mahendra G. Shah, Ph.D.
                                     -------------------------------------------
                                     Mahendra G. Shah, Ph.D.
                                     Chairman and Chief Executive Officer

August 14, 2000

PROXY                                                                     PROXY

                    FIRST HORIZON PHARMACEUTICAL CORPORATION
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                               SEPTEMBER 8, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mahendra G. Shah, Ph.D. and R. Brent Dixon, and each of them, as proxies with full power of substitution to represent and to vote, as designated on the reverse side of this proxy, all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on September 8, 2000 at the Company's Corporate Headquarters at 660 Hembree Parkway, Suite 106, Roswell, Georgia, 30076, and at any postponement(s) or adjournment(s) thereof and, in such proxies' discretion, to vote upon such other business as may properly come before the meeting, all as more fully set forth in the Proxy Statement related to such meeting, receipt of which is hereby acknowledged.


         THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEE FOR ELECTION NAMED ON THIS PROXY CARD.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1 BELOW:
1.       ELECTION OF CLASS A DIRECTOR                              For     Withhold  The undersigned acknowledges receipt from the
         NOMINEE:  John N. Kapoor, Ph.D.                           [ ]        [ ]    Company, prior to the execution of this proxy,
                                                                                     of notice of the Meeting, a Proxy Statement and
                                                                                     a Prospectus.

                                                                                                        Dated: _______________, 2000

                                                                                     Signature(s)
                                                                                              --------------------------------------
                                                                                     -----------------------------------------------
                                                                                     Please sign exactly as your name appears above
                                                                                     on this card. When signing as attorney,
                                                                                     executor, administrator, trustee or guardian,
                                                                                     please give your full title. If shares are
                                                                                     held jointly, each holder should sign.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


          PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN
                      THE ENCLOSED POSTAGE-PAID ENVELOPE.